                                                                    EXHIBIT 99.3





                            PEOPLES BANKCORP, INC.
                         PROPOSED HOLDING COMPANY FOR
                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION
                             OGDENSBURG, NEW YORK


                         PROPOSED MARKETING MATERIALS

                              Marketing Materials
                            Peoples Bankcorp, Inc.
                             Ogdensburg, New York



                                 Table of Contents
                                 -----------------


I.      Press Releases
        A.  Explanation
        B.  Schedule
        C.  Distribution List
        D.  Press Release Examples

II.     Advertisements
        A.  Explanation
        B.  Schedule
        C.  Advertisement Examples

III.    Question and Answer Brochure

IV.     Individual Letters and Community Meeting Invitations

V.      IRA Mailing
        A.  Explanation
        B.  Quantity
        C.  IRA Mailing Example

VI.     Counter Cards and Lobby Posters
        A.  Explanation
        B.  Quantity

VII.    Proxy Reminder
        A.   Explanation
        B.   Example

                              I.  Press Releases



A.   Explanation

     In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises the Association to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.  Schedule

    1.  OTS Approval of Conversion

    2.  Close of Stock Offering

                             C.  Distribution List

                          National Distribution List
                          --------------------------

National Thrift News                    Wall Street Journal
--------------------                    -------------------
212 West 35th Street                    World Financial Center
13th Floor                              200 Liberty
New York, New York  10001               New York, NY  10004
Richard Chang

American Banker                         SNL Securities
---------------                         --------------
One State Street Plaza                  Post Office Box 2124
New York, New York  10004               Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                 Investors Business Daily
-------                                 ------------------------
Dow Jones & Association                 12655 Beatrice Street
Barrons Statistical Information         Post Office Box 661750
200 Burnett Road                        Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

                               Local Media List
                               ----------------

                               (To be provided)



Newspaper
---------



Radio
-----

D.   Press Release Examples
     PRESS RELEASE                           FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             Robert E. Wilson, President
                                             (315) 393-4340

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION
                -----------------------------------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------

     Ogdensburg, New York (__________, 1998) - Robert E. Wilson, President of Ogdensburg Federal Savings and Loan Association ("Ogdensburg Federal"), Ogdensburg, New York, announced that Ogdensburg Federal has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual Association to a federally-chartered stock Association. In connection with the Conversion, Ogdensburg Federal has formed a holding company, Peoples Bankcorp, Inc., to hold all of the outstanding capital stock of Ogdensburg Federal Savings and Loan Association.

     Peoples Bankcorp, Inc. is offering up to 198,375 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of Ogdensburg Federal will have an opportunity to subscribe for stock through a Subscription Offering that closes on _________, 1998. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in St. Lawrence County, New York. The Subscription Offering and Community Offering, will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on ____________, 1998.

     As a result of the Conversion, Ogdensburg Federal Savings and Loan Association will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a wholly-owned subsidiary of Peoples Bankcorp, Inc. According to Mr. Wilson, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call Ogdensburg Federal's Stock Information Center at (315)____________, or visit Ogdensburg Federal's office.

PRESS RELEASE                                FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             Robert E. Wilson, President & CEO
                                             (315) 393-4340


            PEOPLES BANKCORP, INC. COMPLETES INITIAL STOCK OFFERING
            -------------------------------------------------------


     Ogdensburg, New York - (__________, 1998) Robert E. Wilson, President of Ogdensburg Federal Savings and Loan Association ("Ogdensburg Federal" or the "Association"), announced today that Peoples Bankcorp, Inc., the proposed holding company for Ogdensburg Federal, has completed its initial stock offering in connection with the Association's conversion from mutual to stock form. A total of ________ shares were sold at the price of $10.00 per share.

     On ____________, 1998, Ogdensburg Federal's Plan of Conversion was approved by the Association's voting members at a special meeting of members.

     Mr. Wilson said that the officers and boards of directors of Peoples Bankcorp, Inc. and the Association wished to express their thanks for the response to the stock offering and that Ogdensburg Federal looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock commenced trading on _________, 1998 on the OTC Electronic Bulletin Board under the symbol "______". Trident Securities, Inc. of Raleigh, North Carolina managed the stock offering.

                              II.  Advertisements



A.   Explanation

     The intended use of the attached advertisement "A" is to notify Ogdensburg Federal's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Ogdensburg Federal's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.

     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation,
   nor has such commission, office or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.



NEW ISSUE                                                    ____________, 1998


                                198,375 SHARES

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION


                           Ogdensburg, New York, will
                   convert from a federal mutual Association
                     to a federal capital stock Association
                    and become a wholly owned subsidiary of

                             PEOPLES BANKCORP, INC.

                                  COMMON STOCK

                                ---------------

                             PRICE $10.00 PER SHARE

                                ---------------


                            TRIDENT SECURITIES, INC.

               For a copy of the prospectus call (315) 263-4243.

Copies of the prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

   THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

Advertisement (B)



                              OGDENSBURG FEDERAL



                      __________, 1998 IS THE DEADLINE TO
                     ORDER STOCK OF PEOPLES BANKCORP, INC.



        Customers of Ogdensburg Federal Savings and Loan Association
                              have the opportunity
         to invest in Ogdensburg Federal Savings and Loan Association by subscribing
               for common stock in its proposed holding company



                              PEOPLES BANKCORP, INC.



                 A Prospectus relating to these securities is
                   available at our office or by calling our
                  Stock Information Center at (315) 263-4243.



              This announcement is neither an offer to sell nor a
                 solicitation of an offer to buy the stock of
             Peoples Bankcorp, Inc.  The offer is made only by the
                Prospectus.  The shares of common stock are not
             deposits or savings accounts and will not be insured
                 by the Federal Deposit Insurance Corporation
                        or any other government agency.



Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

                      III.  Question and Answer Brochure



A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the purchase commitments of the Association's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.


     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Association.
     2. Question and Answer brochures are available in Ogdensburg Federal's office.
     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.


                    PROPOSED OFFICER AND DIRECTOR PURCHASES


                                          Total Shares  Aggregate Price of  Percent of Shares
Name and Position                          Purchased     Shares Purchased       Purchased
-----------------                         ------------  ------------------  -----------------
Robert E. Hentschel, Chairman                7,000           $ 70,000             _____%

Anthony P. LeBarge, Sr., Director           10,000           $100,000             _____%

George Silver, Director                     10,000           $100,000             _____%

Wesley L. Stitt, Director                    7,000           $ 70,000             _____%

Robert E. Wilson, President                 10,000           $100,000             _____%
   and CEO, Director


All Directors and Executive Officers
 as a group (5 persons)                     44,000           $440,000             _____%


                Ogdensburg Federal Savings and Loan Association

                             Ogdensburg, New York



    Questions and Answers Regarding the Subscription and Community Offering



                          MUTUAL TO STOCK CONVERSION
                          --------------------------


  Ogdensburg's Board of Directors has unanimously voted to convert Ogdensburg Federal Savings and Loan Association ("Ogdensburg Federal") from its present mutual form to a stock institution, subject to approval of the conversion by Ogdensburg Federal's members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

  This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.


1.   Q.  What is a "Conversion"?

     A. Conversion is a change in the legal form of organization. Ogdensburg Federal currently operates as a federally-chartered mutual savings and loan association with no shareholders. Through the conversion, Ogdensburg Federal will form a holding company, Peoples Bankcorp, Inc. ("Peoples Bankcorp"), which will ultimately own all of the outstanding stock of Ogdensburg Federal. Peoples Bankcorp will issue common stock in the conversion, as described below, and will be a publicly-owned company.

2.   Q.  Why is Ogdensburg Federal converting?

     A. As a federally-chartered mutual savings and loan association, Ogdensburg Federal does not have stockholders and has no authority to issue stock. By converting to the stock form of organization, Ogdensburg Federal will be structured in the form used by all commercial Banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Ogdensburg Federal by providing a larger capital base on which it may operate, enhance future access to capital markets and, if desired, enhance Ogdensburg Federal's ability to diversify into other financial service-related activities. Currently, Ogdensburg Federal has no specific plans, agreements, arrangements or understandings regarding such diversification.

3. Q. Will the conversion have any effect on savings accounts, certificates of deposit or loans with Ogdensburg Federal?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, Ogdensburg Federal 's deposit account holders and borrowers will no longer have voting rights unless they purchase common stock in Peoples Bankcorp.

4.   Q.  Will the conversion cause any changes in personnel or management?

     A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5. Q. Did the Board of Directors of Ogdensburg Federal approve the conversion?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on _______, 1998.


               THE SUBSCRIPTION AND COMMUNITY OFFERING
               ---------------------------------------

6.   Q.  Who is entitled to subscribe Peoples Bankcorp common stock?

     A. Rights to subscribe for common stock will be given in order of priority to (i) depositors of Ogdensburg Federal as of June 30, 1997 with a $50.00 minimum deposit at that date (the "Eligible Account Holders"); (ii) Ogdensburg Federal Savings and Loan Association's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of Ogdensburg Federal Savings and Loan Association, who are not Eligible Account Holders, with $50.00 or more on deposit as of September 30, 1998 (the "Supplemental Eligible Account Holders"); and (iv) certain depositors and borrowers of Ogdensburg Federal as of _______, 1998, the Voting Record Date ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

         Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of St. Lawrence County, New York (the "Local Community"). It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

7.   Q.  How do I subscribe for shares of stock?

     A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to Ogdensburg Federal. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Ogdensburg Federal on or prior to the close of the Subscription Offering which is 12:00 noon, Eastern time, on December ___, 1998, unless extended.

8.   Q.  How can I pay for my subscription stock order?

     A. First, you may pay for your stock in cash (if delivered in person to Ogdensburg Federal) or by check or money order. Subscription funds will earn interest at Ogdensburg Federal's passbook rate from the day we receive them until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your Ogdensburg Federal savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

         If you want to use Individual Retirement Account deposits held at Ogdensburg Federal to purchase stock, call our Stock Information Center at (315) __________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions, but additional paperwork is necessary.

9.   Q.  When must I place my order for shares of stock?

     A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by Ogdensburg Federal with full payment for all shares subscribed for not later than 12:00 noon, Eastern time, on December ___, 1998.

         Non-customers desiring to order shares through the community offering, if any, must order shares before the close of the community offering, if any, which will be no sooner than 12:00 noon, Eastern time on December __, 1998, unless extended.

10.  Q.  How many shares of stock are being offered?

     A. Peoples Bankcorp, Inc. is offering up to 198,375 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to 127,500 or increased to 198,375 in response to the independent appraiser's final determination of the consolidated pro forma market value of Peoples Bankcorp and Ogdensburg Federal, as converted.

11. Q. What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250. The maximum number of shares that may be purchased per eligible depositor in the subscription offering is 5,000 shares (or $50,000). We may decrease or increase the maximum purchase limitation without notifying you. In certain, instances, your purchase might be grouped together with purchases by persons with other accounts with whom you are affiliated or related and in that event the aggregate purchases may not exceed 10,000 shares ($100,000).

12. Q. How was it determined that between 127,500 shares and 198,375 shares of stock would be issued at $10.00 per share?

     A. The share range was determined through an appraisal of Peoples Bankcorp and Ogdensburg Federal, as converted, by Feldman Financial Advisors, Inc., an independent appraisal firm specializing in the thrift industry.

13.  Q.  Must I pay a commission on the stock for which I subscribe?

     A. No. You will not pay a commission on stock purchased in the Subscription Offering, the Community Offering, if any, or Syndicated Community Offering, if any.

14.  Q.  Will I receive interest on funds I submit for stock purchases?

     A. Yes. Ogdensburg Federal will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the conversion.

15.  Q.  If I have misplaced my Stock Order Form, what should I do?

     A. Ogdensburg Federal will mail you another order form or you may obtain one from Ogdensburg Federal's main office. If you need assistance in obtaining or completing a Stock Order Form, please call or visit the Stock Information Center.

16.  Q.  Will there be any dividends paid on the stock?

     A. The Company does not intend to initially pay dividends on the common stock in the first year following the conversion. After the first year, management will review the adoption of a dividend policy. No assurance can be given that any dividends (regular or special) will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

17. Q. How much stock do the directors and officers of Ogdensburg Federal intend to purchase through the Subscription Offering?

     A. Directors and executive officers intend to purchase 44,000 shares ($440,000). The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q.  Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

19. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

     A. If you were an account holder on the Eligibility Record Date, June 30, 1997, or the Supplemental Eligibility Record Date, September 30, 1998, you are entitled to purchase stock regardless of whether or not you continue to hold your Ogdensburg Federal.

20. Q. May I obtain a loan from Ogdensburg Federal using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow Ogdensburg Federal Savings and Loan Association to make loans for this purpose, but other financial institutions may make a loan for this purpose.

21. Q. Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares will not be insured by the FDIC or any other government agency. However, the Savings Bank Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.  Q.  Will there be a market for the stock following the conversion?

     A. Peoples Bankcorp has never issued stock before, and consequently there is no established market for its common stock. Peoples Bankcorp has received conditional approval to have the common stock listed on the Over The Counter Bulletin Board under a symbol that has yet to be determined. Trident Securities, Inc. intends to make a market in the common stock . However, purchasers of common stock should recognize that no assurance can be given than an active and liquid trading market will develop or, if developed, will be maintained.

23. Q. Can I purchase stock using funds in a Ogdensburg Federal IRA account?

     A. Yes. Contact the Stock Information Center for the additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by __________ 1998, to accommodate your order.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24. Q. Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

     A. At the Special Meeting of Members to be held on December ___, 1998, you are eligible to vote if you are one of the "Voting Members," who are holders of Ogdensburg Federal's deposits or other authorized accounts or loans as of ________, 1998 (the "Voting Record Date") for the Special Meeting. However, members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.  Q.  How many votes do I have as a Voting Member?

     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

26. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or the community offering.

27. Q. What happens if Ogdensburg Federal does not get enough votes to approve the Plan of Conversion?

     A. Ogdensburg Federal's Conversion would not take place and Ogdensburg Federal Savings and Loan Association would remain a mutual savings and loan association.

28. Q. As a qualifying depositor or borrower of Ogdensburg Federal, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.  Q.  What is a Proxy Card?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so.

30.  Q.  How does the conversion affect me?

     A. The conversion is intended, among other things, to assist Ogdensburg Federal in maintaining and expanding its many services to Ogdensburg Federal's customers and community. By purchasing stock, you will also have the opportunity to invest in Peoples Bankcorp., the proposed holding company for Ogdensburg Federal. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

31.  Q.  How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center, at (315) _________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.

THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED AT THE OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION OFFICE OR BY CALLING THE STOCK INFORMATION CENTER. THERE SHALL BE NO SOLICITATION OF AN OFFER OR SALE OF STOCK IN ANY JURISDICTION IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

 THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR
                                  GUARANTEED.

                             FOR YOUR CONVENIENCE

  In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call:

                                 (   ) __________
           IV.   Individual Letters and Community Meeting Invitations


A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Association submit a list of acquaintances that he or she would like to invite to a community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.

C.   Examples enclosed.

          Example


                             (Introductory Letter)


         (Ogdensburg Federal Savings and Loan Association Letterhead)


                                 _______, 1998


Name
Address
City, State, Zip

Dear ______________:

     You have probably read recently in the newspaper that Ogdensburg Federal Savings and Loan Association is converting from mutual to stock form. This conversion is the biggest step in the history of Ogdensburg Federal Savings and Loan Association in that it allows customers, community members, employees and directors the opportunity to subscribe for common stock in our new holding company, Peoples Bankcorp, Inc.

     I have enclosed a Prospectus and a stock order form which will allow you to subscribe for shares and possibly become a charter stockholder of Peoples Bankcorp, Inc. In addition, we will be holding several presentations for friends of Ogdensburg Federal Savings and Loan Association in order to explain the Conversion and review the merits of possibly becoming a charter stockholder of Peoples Bankcorp, Inc. You will receive an invitation shortly.

     I hope that if you have any questions you will feel free to call our Stock
Information Center at (    ) ___________.  I look forward to seeing you at our
presentation.


                                    Sincerely,




                                    Director

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                         Example



                         (Final Reminder Letter)

         (Ogdensburg Federal Savings and Loan Association Letterhead)

                                 ________, 1998



Name
Address
City, State, Zip

Dear ________________:

     Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in Peoples Bankcorp, Inc., the proposed holding company for Ogdensburg Federal Savings and Loan Association. I hope you will join me in becoming a charter stockholder in what will be New York's newest publicly owned financial institution holding company.

     The deadline for subscribing for shares in the Subscription Offering is December __, 1998. If you have any questions, I hope you will call our Stock Information Center at (315) _______________.

     Once again, I look forward to having you join me as a stockholder of Peoples Bankcorp, Inc.

                                    Sincerely,

                                    Robert E. Wilson
                                    President & CEO


     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

          Ogdensburg Federal Savings and Loan Association Letterhead

                                ________, 1998


Dear Individual Retirement Account Participant:

     As you know, Ogdensburg Federal Savings and Loan Association is in the process of converting from a federally chartered mutual Association to a federally chartered stock Association and has formed Peoples Bankcorp, Inc. to hold all of the stock of Ogdensburg Federal Savings and Loan Association (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Ogdensburg Federal Savings and Loan Association have the opportunity to purchase shares of common stock of Peoples Bankcorp, Inc. in a Subscription Offering. Peoples Bankcorp, Inc. currently is offering up to 152,000 shares of common stock, subject to adjustment, at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at Ogdensburg Federal Savings and Loan Association, you may use your IRA funds to subscribe for stock. If you desire to purchase shares of common stock of Peoples Bankcorp, Inc. through your IRA, Ogdensburg Federal Savings and Loan Association can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (315) __________. Because it takes several days to process the necessary IRA forms, a response must be received by ________, 1998 to accommodate your interest.

                              Sincerely,



                              Robert E. Wilson
                              President & CEO


     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

         (Ogdensburg Federal Savings and Loan Association Letterhead)

                                 ___________, 1998


Dear Valued Customer:

     Ogdensburg Federal Savings and Loan Association is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings and loan association, conditioned upon receipt of approval by Ogdensburg Federal Savings and Loan Association's members, among other things. This stock conversion is the most significant event in the history of Ogdensburg Federal Savings and Loan Association in that it allows customers, community members, directors and employees an opportunity to subscribe for stock in Peoples Bankcorp, Inc., the proposed holding company for Ogdensburg Federal Savings and Loan Association.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Ogdensburg Federal Savings and Loan Association, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Ogdensburg Federal Savings and Loan Association. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of Ogdensburg Federal Savings and Loan Association.

     A special meeting of the members of Ogdensburg Federal Savings and Loan Association will be held on ___________ at _________, Eastern Time, at Ogdensburg Federal Savings and Loan Association's main office, 825 State Street, Ogdensburg, New York, to consider and vote upon Ogdensburg Federal Savings and Loan Association's Plan of Conversion. Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Ogdensburg Federal Savings and Loan Association's Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase stock. If you do not plan to attend the special meeting, please sign and return your proxy card promptly; your vote is important to us.

     As one of our valued members, you have the opportunity to invest in Ogdensburg Federal Savings and Loan Association's future by purchasing stock in Peoples Bankcorp, Inc. during the Subscription Offering, without paying a sales commission.

     If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received by Ogdensburg Federal Savings and Loan Association not later than 12:00 Noon, Eastern Time on December __, 1998.

     We also have enclosed a Prospectus and Proxy Statement which fully describes the conversion and provides financial and other information about Peoples Bankcorp, Inc. and Ogdensburg Federal Savings and Loan Association. Please review these materials carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (315) _________.

     We look forward to continuing to provide quality financial services to you in the future.
                         Sincerely,


                         Robert E. Wilson
                         President & CEO

Enclosures

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

         (Ogdensburg Federal Savings and Loan Association Letterhead)



                              ____________, 1998


Dear Interested Investor:

     Ogdensburg Federal Savings and Loan Association is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock Association, conditioned upon receipt of approval by Ogdensburg Federal Savings and Loan Association's members, among other things. This stock conversion is the most significant event in the history of Ogdensburg Federal Savings and Loan Association in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Peoples Bankcorp, Inc., the proposed holding company for Ogdensburg Federal Savings and Loan Association.

     We want to assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Ogdensburg Federal Savings and Loan Association.

     Enclosed is a Prospectus which fully describes Ogdensburg Federal Savings and Loan Association, its management, board and financial condition. Please review it carefully before you make an investment decision. If you decide to invest, please return to Ogdensburg Federal Savings and Loan Association a properly completed stock order form together with full payment for shares at your earliest convenience. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (315) ___________.


                         Sincerely,


                         Robert E. Wilson
                         President & CEO
Enclosures

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

         (Ogdensburg Federal Savings and Loan Association Letterhead)
                              ____________, 1998


Dear Friend:

     Ogdensburg Federal Savings and Loan Association is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings and loan association, conditioned upon receipt of approval by Ogdensburg Federal Savings and Loan Association's members, among other things. This stock conversion is the most significant event in the history of Ogdensburg Federal Savings and Loan Association in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Peoples Bankcorp, Inc., the proposed holding company for Ogdensburg Federal Savings and Loan Association.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Ogdensburg Federal Savings and Loan Association, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Ogdensburg Federal Savings and Loan Association. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Ogdensburg Federal Savings and Loan Association.

     Our records indicate that you were a depositor of Ogdensburg Federal Savings and Loan Association on June 30, 1997. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Ogdensburg Federal Savings and Loan Association's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on ___________ and upon receipt of all required regulatory approvals.

     If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received at Ogdensburg Federal Savings and Loan Association not later than 12:00 Noon, Eastern Time on December ___, 1998.

     Enclosed is a Prospectus which fully describes Ogdensburg Federal Savings and Loan Association, its management, board and financial condition. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (315) __________.

                         Sincerely,


                         Robert E. Wilson
                         President & CEO
Enclosures

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

--------------------------------------------------------------------------------

                          The Directors and Officers

                                      of

                Ogdensburg Federal Savings and Loan Association

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

             Peoples Bankcorp, Inc., our proposed holding company



                             Please join us at the

                                ______________

                             _____________________
                          ___________________________

                                 ____________

                                 ____________

                               for refreshments


YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. (315) 263-4243


--------------------------------------------------------------------------------

                                V. IRA Mailing


A.   Explanation

        A special IRA mailing is proposed to be sent to all IRA customers of the Association in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Association.

B.   Quantity

        One IRA letter is proposed to be mailed to each IRA customer of the Association. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.  Example - See following page.

         (Ogdensburg Federal Savings and Loan Association Letterhead)


                                 __________ __, 1998


Dear Individual Retirement Account Participant:

  As you know, Ogdensburg Federal Savings and Loan Association is in the process of converting from a federally-chartered mutual Association to a federally-chartered stock Association and has formed Peoples Bankcorp, Inc. to hold all of the stock of Ogdensburg Federal Savings and Loan Association (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Ogdensburg Federal have the opportunity to purchase shares of common stock of Peoples Bankcorp, Inc. in a Subscription Offering. Peoples Bankcorp, Inc. currently is offering up to _______ shares, subject to adjustment, of Peoples Bankcorp, Inc. at a price of $10.00 per share.

  As the holder of an individual retirement account ("IRA") at Ogdensburg Federal Savings and Loan Association, you have an opportunity to become a shareholder in Peoples Bankcorp, Inc. using funds being held in your IRA. If you desire to purchase shares of common stock of Peoples Bankcorp, Inc. through your IRA, Ogdensburg Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

  If you are interested in ordering Peoples Bankcorp, Inc. common stock utilizing IRA funds, you must contact our Conversion Center at (315) 263-4243 by
__________________________.

                                        Sincerely,



                                        Robert E. Wilson
                                        President

This letter is neither an offer to sell nor a solicitation of an offer to buy Peoples Bankcorp, Inc. common stock. The offer is made only by the Prospectus, which was recently mailed to you.
THE SHARES OF PEOPLES BANKCORP, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL
NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
---
GOVERNMENT AGENCY.

                    VI.   Counter Cards and Lobby Posters



A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Ogdensburg Federal Savings and Loan Association's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk. Approximately 1 - 2 Lobby posters will be used at Ogdensburg Federal Savings and Loan Association's office.


C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".
     The lobby poster will be approximately 16" x 20".

C.


                            POSTER OR COUNTER CARD

================================================================================

                          "TAKE STOCK IN OUR FUTURE"


                            "PEOPLES BANKCORP, INC.

                           STOCK OFFERING MATERIALS

                                AVAILABLE HERE"


                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

================================================================================

                                 VII.  Proxy Reminder



A.  Explanation


    A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.


    The target vote depositors are determined by the conversion agent.

B.  Example

C.  Size

    Proxy reminder is approximately 8 1/2" x 11".

B.  Example

       _________________________________________________________________

                          P R O X Y  R E M I N D E R

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.
---------                              ---------------------
YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION TODAY.
PLEASE VOTE ALL PROXY CARDS RECEIVED.
            ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.
  THE BOARD OF DIRECTORS AND MANAGEMENT OF

               OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

       _________________________________________________________________


                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                 FOR FURTHER INFORMATION CALL (315) 263-4243.


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Peoples Bankcorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.